Exhibit 99.1

Heartland Partners, L.P.
53 W. Jackson Blvd., Suite 1150
Chicago, IL 60661
312-575-0400




AT HEARTLAND PARTNERS, L.P.:                       AT THE INVESTOR RELATIONS CO.
Lawrence Adelson                                   Brien Gately
Chief Executive Officer                            (847) 296-4200
CMC Heartland Partners
(312) 834-0592

          HEARTLAND PARTNERS ANNOUNCES RESULTS FOR 3RD QUARTER OF 2005

CHICAGO, November 21, 2005-- Heartland Partners, L.P. (AMEX: HTL) (the "Company") today reported unaudited results for the fiscal quarter and nine months ended September 30, 2005.

The Company reported a net loss for the quarter ended September 30, 2005 of ($638,000) with property sales of $490,000. The net loss will be allocated entirely to the Class B Limited Partner in accordance with the terms of the Company`s partnership agreement.

In comparison, operations for the quarter ended September 30, 2004, resulted in property sales of $128,000 and net income of $971,000. After allocations to the Class B Limited Partner and General Partner pursuant to the terms of the Company's partnership agreement, there was net income of $0.25 per Class A Unit for the third quarter of 2004.

For the nine months ended September 30, 2005, the Company reported a net loss of ($1,110,000) with property sales of $4,863,000 and a gain on sale of buildings and improvements of $430,000. For the nine months ended September 30, 2004, the Company had net income of $551,000 with property sales of $3,992,000.

On November 14, 2005, Heartland acquired and cancelled its Class B interest from Heartland Technology Inc. The Company made an additional payment to and released its claims against Heartland Technology. The general partner interests in the Company and CMC Heartland Partners were transferred to CMC/Heartland Holdings, Inc. a company controlled by four of its current Board of Managers.

The Company announced the promotion of Charles Harrison to Senior Vice President-Real Estate, General Counsel and Secretary of CMC Heartland Partners. In addition, it announced the resignation of Ezra K. Zilkha from the Board of Managers of HTI Interests, LLC. The Company also announced the hiring of BDO Seidman, LLP for independent audit services.

The Company is in the process of attempting to sell the remainder of its real estate assets and resolve its environmental and other liabilities. The Company faces challenges and uncertainties as to the outcome of pending litigation, the resolution of pending environmental claims and liabilities and has generally experienced continued operating losses. The Company's management has taken, and intends to take additional steps, including reducing fixed overhead, to position the Company to deal with its current and expected financial condition. There is no guarantee, however, that any action taken by the Company's management will be successful.

ABOUT HEARTLAND

Heartland Partners, L.P. is a Chicago-based real estate limited partnership with properties, primarily in the upper Midwest and northern United States. CMC Heartland is a subsidiary of Heartland Partners, L.P. and is the successor to the Milwaukee Road Railroad, founded in 1847.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company, the Company or its management "believes," "expects," "intends," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.


                                 -Tables Follow-

HEARTLAND PARTNERS, L.P.
                                FINANCIAL SUMMARY
                  (amounts in thousands, except per unit data)
                           (preliminary and unaudited)

                    Summary Condensed Consolidated Operations


                         For the Three Months Ended   For the Nine Months Ended
                                September 30,               September 30,

                            2005         2004            2005            2004

Operating income (loss)   $ (683)      $ 1,096         $(1,551)       $   430
Total other income
 (expense)                    45          (125)            441            121

Net income (loss)         $ (638)      $   971         $(1,110)       $   551

Net income per
Class A Unit (a)          $   --       $  0.25         $    --        $  0.25

                  Summary Condensed Consolidated Balance Sheets

                                  September 30,      December 31,
                                     2005               2004

    Properties, net               $  2,260            $ 6,416

    Cash and other assets (b)        5,699              5,257

    Total assets                     7,959             11,673

    Total liabilities (c)            3,933              6,537

    Partners' capital             $  4,026            $ 5,136


a)   Net income (loss) per Class A Unit is computed by dividing net income
     (loss), allocated to the Class A limited partners, by 2,092,438 Class A limited partner units outstanding. The net income (loss) for the three months and nine months ended September 30, 2005 was allocated entirely to the Class B limited partner per the terms of the partnership agreement.

b) Cash and other assets reflect an allowance of $7.334 million and $7.234 million for amounts due from affiliate at September 30, 2005 and December 31, 2004, respectively.

c) Total liabilities include an allowance for claims totaling $2.365 million and $4.228 million at September 30, 2005 and December 31, 2004, respectively.